UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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[     ]    Soliciting Material Pursuant to §240.14a-12

CENTRAL VALLEY COMMUNITY BANCORP
(Name of Registrant as Specified In Its Charter
_____________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTRAL VALLEY COMMUNITY BANCORP

7100 N. Financial Drive, Suite 101
Fresno, California 93720

April 13, 2016

Dear Shareholder:

In connection with the 2016 Annual Meeting of Shareholders to be held at 5:00 p.m. on Wednesday, May 18, 2016, at the Company’s corporate office at 7100 N. Financial Drive, Suite 101, Fresno, California we are enclosing the following:

1.    Notice of Annual Meeting of Shareholders

2.    Proxy Statement

3.    Proxy Card

It is important that your shares be represented at the Annual Meeting.  In order to ensure your shares are voted at the Annual Meeting, whether or not you plan to attend the Annual Meeting, you can vote through the Internet, by telephone or by mail. Instructions regarding Internet and telephone voting are included on the Proxy Card.  If you elect to vote by mail, please complete, date, sign and return the Proxy Card in the accompanying postage-paid envelope.
We appreciate your support and look forward to seeing you at the Annual Meeting on May 18, 2016.

Cordially, /s/ Daniel J. Doyle Daniel J. Doyle Chairman of the Board /s/ James M. Ford James M. Ford President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING:
THE PROXY STATEMENT AND ANNUAL REPORT TO SHAREHOLDERS, ALONG WITH THE COMPANY’S REPORT ON FORM 10-K TO SHAREHOLDERS ARE AVAILABLE AT: WWW.CVCB.COM

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS OF
CENTRAL VALLEY COMMUNITY BANCORP

TO THE SHAREHOLDERS OF CENTRAL VALLEY COMMUNITY BANCORP:
NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of the Shareholders of Central Valley Community Bancorp will be held at 7100 N. Financial Drive, Suite 101, Fresno, California, on Wednesday, May 18, 2016, at 5:00 p.m. for the following purposes:
1.    To elect Directors;
2.    To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting         firm; and
3.    To transact such other business as may properly come before the Annual Meeting.

The names of the Board of Directors’ nominees to be directors of Central Valley Community Bancorp are set forth in the accompanying Proxy Statement and are incorporated herein by reference.
The Bylaws of Central Valley Community Bancorp provide for the nomination of directors in the following manner:
Nomination for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the President of the Corporation not less than 21 days nor more than 60 days prior to any meeting of shareholders called for the election of directors; provided however, that if less than 21 days’ notice of the meeting is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the President of the Corporation not later than the close of business on the tenth day following the day on which the notice of meeting was mailed; provided further, that if notice of such meeting is sent by third class mail as permitted by Section 6 of these Bylaws, no notice of intention to make nominations shall be required.  Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the corporation owned by the notifying shareholder. Nominations not made in accordance herewith may, in the discretion of the Chairman of the meeting, be disregarded and upon the Chairman’s instructions, the inspectors of election can disregard all votes cast for each such nominee.  A copy of this paragraph shall be set forth in a notice to shareholders of any meeting at which directors are to be elected.
Only shareholders of record at the close of business on March 22, 2016, are entitled to notice of, and to vote at, the Annual Meeting. Every shareholder is invited to attend the Annual Meeting in person or by proxy. If you do not expect to be present at the Annual Meeting, you can vote through the Internet, by telephone or by mail. Instructions regarding Internet and telephone voting are included on the Proxy Card.  If you elect to vote by mail, please complete, date, sign and return the Proxy Card in the accompanying postage-paid envelope.
Dated:  April 13, 2016

Daniel J. Doyle

/s/ Daniel J. Doyle
Chairman of the Board

WHETHER OR NOT YOU PLAN TO ATTEND THIS ANNUAL MEETING, PLEASE
VOTE THROUGH THE INTERNET, BY TELEPHONE, OR MAIL AS PROMPTLY AS POSSIBLE

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
OF
CENTRAL VALLEY COMMUNITY BANCORP
To Be Held on May 18, 2016
7100 N. Financial Drive, Suite 101, Fresno, California 93720
_____________________________________

GENERAL INFORMATION FOR SHAREHOLDERS

The following information is furnished in connection with the solicitation of the accompanying proxy by and on behalf of the Board of Directors of Central Valley Community Bancorp (the Company or Central Valley) for use at the Annual Meeting of Shareholders to be held at the Company’s corporate office located at 7100 N. Financial Drive, Suite 101, Fresno, California on Wednesday, May 18, 2016 at 5:00 p.m.  Only shareholders of record at the close of business on March 22, 2016, (the Record Date) will be entitled to notice of, and to vote at, the Annual Meeting.  On the Record Date, the Company had outstanding and entitled to vote at the Annual Meeting, and any adjournments thereof 11,026,469 shares of its no par value Common Stock.  This proxy statement will be first mailed to shareholders on or about April 13, 2016.
Vote By Proxy
As many of the Company’s shareholders are not expected to attend the Annual Meeting in person, the Company solicits proxies so that each shareholder is given an opportunity to vote.  Shares represented by a duly executed proxy in the accompanying form, received by the Board of Directors prior to the Annual Meeting, will be voted at the Annual Meeting.  A shareholder executing and delivering the enclosed proxy may revoke the proxy at any time prior to exercise of the authority granted by the proxy by (i) filing with the secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date; or (ii) attending the Annual Meeting and voting in person.  A proxy is also revoked when written notice of the death or incapacity of the maker of the proxy is received by the Company before the vote is counted. If a shareholder specifies a choice with respect to any matter on the accompanying form of proxy, the shares will be voted accordingly.  If no specification is made, the shares represented by the proxy will be voted in favor of the specified proposal.
Method of Counting Votes
Holders of Common Stock of the Company (Common Stock) are entitled to one vote for each share.
The proxy holders, James M. Ford and Steven D. McDonald, both of whom are directors of the Company, will vote all shares of Common Stock represented by the proxies unless authority to vote such shares is withheld or the proxy is revoked. However, the proxy holders cannot vote the shares of the shareholder unless the shareholder signs and returns a proxy card. Proxy cards also confer upon the proxy holders discretionary authority to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was mailed, which may properly be presented for action at the Annual Meeting, including a motion to adjourn, and with respect to procedural matters pertaining to the conduct of the Annual Meeting. The total expense of soliciting the proxies in the accompanying form will be borne by the Company. While proxies are normally solicited by mail, proxies may also be solicited directly by officers, directors and employees of the Company or its subsidiary, Central Valley Community Bank (the Bank).  Such officers, directors and employees will not be compensated for this service beyond normal compensation to them.  If Management determines that the Company should engage proxy solicitation agents to obtain sufficient votes for proposals that require a majority approval by the Company’s outstanding shares, the cost of such agents would be borne by the Company.
Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present, and each is tabulated separately. Discussion in the Proxy Statement of required votes for approval assumes a quorum is present at the Annual Meeting.
Unless contrary instructions are indicated on the Proxy, all shares represented by valid Proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:
FOR the election of all nominees for director named herein; and
FOR ratification of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm.

In the event a shareholder specifies a different choice on the Proxy, his or her shares will be voted in accordance with the specification so made.  In addition, such shares will, at the proxy holder’s discretion, be voted on such other matters, if any, which may come before the Annual Meeting (including any proposal to adjourn the Annual Meeting). Boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director.
A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2015 is enclosed with this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K may be accessed electronically at the Company website at www.cvcb.com or by writing Cathy Ponte, Corporate Secretary, Central Valley Community Bancorp, 7100 N. Financial Drive, Suite 101, Fresno, California 93720.
Vote Required
The nine (9) nominees receiving the highest number of votes of the shares of the Company’s Common Stock represented and entitled to vote at the Annual Meeting will be elected directors of the Company.
The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock represented and entitled to vote at the Annual Meeting is necessary for the ratification of the selection of auditors.  Abstentions will have the effect of a vote against the proposal. Although the appointment of independent public accountants is not required to be approved by shareholders, the Company has historically requested shareholder ratification.
Shareholders Entitled to Vote
Only shareholders of record at the close of business on March 22, 2016, are entitled to notice of, and to vote at, the Annual Meeting.  At the close of business on that date, the Company had outstanding 11,026,469 shares of its no par value Common Stock.

SHAREHOLDINGS OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Management does not know of any person who owns, beneficially or of record, either individually or together with associates, five percent (5%) or more of the outstanding shares of Common Stock, except as set forth in the table below.
     The following table sets forth, as of the Record Date, the number and percentage of shares of Common Stock beneficially owned, directly or indirectly, by each of the Company’s directors, named executive officers and principal shareholders and by the directors and executive officers of the Company as a group.  The shares “beneficially owned” are determined under Securities and Exchange Commission rules, and do not necessarily indicate ownership for any other purpose.  In general, beneficial ownership includes shares over which the director, principal shareholder or executive officer has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of the Record Date. Shares of restricted stock issued to officers and directors are subject to repurchase by the Company, but are eligible to vote at the Annual Meeting. Information respecting principal shareholders is presented in reliance on their respective ownership reports with the SEC. For purposes of the table below, the address for all directors and officers is 7100 N. Financial Drive, Suite 101, Fresno, California 93720.  All Directors, except for Messrs. Ford and Doyle, are independent under NASDAQ independence standards. The percentage ownership is calculated based on 11,026,469 shares of outstanding no par value Common Stock.

		Positions Held With the Company	Director or Officer Since	Shares Beneficially Owned as of the Record Date
Name	Age			Number		Percent of Class
Patrick J. Carman	66	Executive Vice President and Chief Credit Officer **	2015	19,364	(2)	*
Daniel N. Cunningham	79	Lead Independent Director	2000	387,484	(3)	3.51%
Edwin S. Darden, Jr.	71	Director	2001	139,156	(1)	1.26%
Daniel J. Doyle	69	Chairman of the Board and Director	2000	97,600	(1)	*
F. T. “Tommy” Elliott, IV	39	Director	2013	390,691	(4)	3.54%
James M. Ford	57	President, Chief Executive Officer and Director **	2014	94,047	(5)	*
David A. Kinross	51	Executive Vice President and Chief Financial Officer **	2006	14,125	(6)	*
Steven D. McDonald	66	Secretary and Director	2000	367,534	(7)	3.33%
Louis McMurray	69	Director	2000	588,468	(8)	5.33%
Gary D. Quisenberry	64	Executive Vice President, Commercial and Business Banking **	2000	51,500	(9)	*
Lydia E. Shaw	59	Executive Vice President, Community Banking **	2007	20,000	(10)	*
William S. Smittcamp	63	Director	2000	154,600	(1)	1.40%
Joseph B. Weirick	77	Director	2000	53,765	(1)	*
Private Management Group, Inc. 15635 Alton Parkway, Suite 400 Irvine, CA 92618				985,669	***	8.94%
The Banc Funds Company, L.L.C. 20 North Wacker Drive, Suite 3300, Chicago, IL 60606				909,895	****	8.25%
Basswood Capital Management L.L.C., 645 Madison Avenue, 10th Floor, New York, NY 10022				960,853	*****	8.71%
All directors and executive officers of the Company and the Bank as a group (13 in number)				2,378,334		21.57%

* Beneficial ownership does not exceed one percent of Common Stock outstanding.

**
As used throughout this Proxy Statement, the term “executive officer” means the president, any executive vice president in charge of a principal business unit or function, and any other officer or person who performs a policy making function for the Company or the Bank. Ms. Shaw and Mr. Quisenberry are officers of the Bank only. Each executive officer serves on an annual basis and must be appointed by the Board of Directors annually pursuant to the Bylaws of the Company (or the Bylaws of the Bank, in the case of Ms. Shaw and Mr. Quisenberry).

***	Private Management Group, Inc., a California corporation is the record holder of 985,669 shares of Common Stock; Private Management Group, Inc. is an investment advisor.

****
The Banc Funds Company, L.L.C. (“TBFC”) serves as general partner to the entities that serve as general partners of each of Banc Fund VI L.P., an Illinois Limited Partnership (“BF VI”), the record holder of 52,571 shares of Common Stock; Banc Fund VII L.P., an Illinois Limited Partnership (“BF VII”), the record holder of 261,907 shares of Common Stock; Banc Fund VIII L.P., an Illinois Limited Partnership (“BF VIII”), the record holder of 493,140 shares of Common Stock; and Banc Fund IX L.P., an Illinois Limited Partnership (“BF IX”),

the record holder of 102,277 shares of Common Stock. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore.
*****Basswood Capital Management, L.L.C., a Delaware limited liability company, is the record holder of 960,853 shares of Common Stock. Matthew Lindenbaum serves as managing member.

(1)
Includes 5,000 shares which may be acquired within 60 days of the Record Date upon the exercise of options granted pursuant to the Central Valley Community Bancorp 2000 Stock Option Plan (the “2000 Plan”) and 8,000 shares which may be acquired upon the exercise of options granted pursuant to the 2005 Omnibus Incentive Plan (the “2005 Plan”). Also includes 3,000 shares of restricted stock granted pursuant to the 2005 Plan.

(2)	Includes 350 shares of restricted stock granted to Mr. Carman on July 16, 2014 pursuant to the 2005 Plan.

(3)
Includes 87,120 shares held as trustee for the Bradley and Joanne Quinn Living Trust as to which Mr. Cunningham disclaims beneficial ownership and 122,508 shares held under a power of attorney executed in favor of Mr. Cunningham by Eric Quinn as to which Mr. Cunningham disclaims beneficial ownership.  Also includes 5,000 shares which may be acquired upon the exercise of options granted pursuant to the 2000 Plan and 8,000 shares which may be acquired upon the exercise of options granted pursuant to the 2005 Plan. Also includes 3,000 shares of restricted stock granted to Mr. Cunningham on July 16, 2014 pursuant to the 2005 Plan.

(4)
Includes 9,210 shares owned of record by Mr. Elliott, IV’s daughter and 331,813 shares held under a power of attorney executed in favor of Mr. Elliott, IV by F.T. Elliott, III as to which Mr. Elliott, IV disclaims beneficial ownership. Also includes 3,000 shares of restricted stock granted to Mr. Elliott, IV on July 16, 2014 pursuant to the 2005 Plan.

(5)
Includes 62,623 shares held as trustee for the Central Valley Community Bank Retirement plan as to which Mr. Ford disclaims beneficial ownership. Includes 8,905 shares of restricted stock granted to Mr. Ford on March 19, 2014 pursuant to the 2005 Plan. Includes 9,268 shares of restricted stock granted to Mr. Ford on March 19, 2015 pursuant to the 2005 Plan. Also includes 8,850 shares of restricted stock granted to Mr. Ford on March 21, 2016 pursuant to contractual arrangements made under the 2005 Plan.

(6)
Includes 2,500 shares which may be acquired upon the exercise of options granted pursuant to the 2000 Plan and 4,000 shares which may be acquired upon the exercise of options granted pursuant to the 2005 Plan. Also includes 1,000 shares of restricted stock granted to Mr. Kinross on July 16, 2014 pursuant to the 2005 Plan.

(7)
Includes 1,608 shares held by Mr. McDonald’s spouse, 28,136 shares held in a family trust, and 5,000 shares which may be acquired upon the exercise of options granted pursuant to the 2000 Plan and 8,000 shares which may be acquired upon the exercise of options granted pursuant to the 2005 Plan. Also includes 3,000 shares of restricted stock granted to Mr. McDonald on July 16, 2014 pursuant to the 2005 Plan.

(8)
Includes 508,205 shares held as Trustee of the Louis McMurray Living Trust, 64,263 shares held as Trustee of the Lou and Dena McMurray Living Trust, and 5,000 shares which may be acquired upon the exercise of options granted pursuant to the 2000 Plan and 8,000 shares which may be acquired upon the exercise of options granted pursuant to the 2005 Plan. Also includes 3,000 shares of restricted stock granted to Mr. McMurray on July 16, 2014 pursuant to the 2005 Plan.

(9)
Includes 2,500 shares which may be acquired upon exercise of options granted pursuant to the 2000 Plan and 4,000 shares which may be acquired upon the exercise of options granted pursuant to the 2005 Plan. Also includes 1,000 shares of restricted stock granted on July 16, 2014 pursuant to the 2005 Plan.

(10)
Includes 16,500 shares which may be acquired upon the exercise of options granted pursuant to the 2005 Plan. Also includes 1,000 shares of restricted stock granted to Ms. Shaw on July 16, 2014 pursuant to the 2005 Plan.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL NO. 1
ELECTION OF DIRECTORS OF THE COMPANY
The Bylaws of the Company provide a nomination procedure for election of members of the Board of Directors, which procedure is printed in full in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. Nominations not made in accordance therewith may, in his or her discretion, be disregarded by the Chairman of the Annual Meeting and, upon his or her instruction, the inspectors of election shall disregard all votes cast for such nominee(s).
The Bylaws of the Company provide that the Board will consist of not less than seven (7) and not more than thirteen (13) directors.  The number of directors is set by the Board and is currently set at nine (9).  The authorized number of directors to be elected at the Annual Meeting is nine (9).  Each director will hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified.
All Proxies will be voted for the election of the following nine (9) nominees recommended by the Board of Directors, all of whom are incumbent directors, unless authority to vote for the election of directors is withheld.  If any of the nominees should unexpectedly decline or be unable to act as a director, the Proxies may be voted for a substitute nominee to be designated by the Board of Directors.  The Board of Directors has no reason to believe that any nominee will become unavailable and has no present intention to nominate persons in addition to or in lieu of those named below. There is no family relationship between any of the directors or principal officers.
The following is a brief account of the business experience for at least the past five years of each nominee and each executive officer of the Company or of the Bank.
PATRICK J. CARMAN was named Executive Vice President and Chief Credit Officer of the Company and Bank on April 1, 2015 after serving as Senior Vice President and Senior Credit Officer since November 2008. Mr. Carman previously worked eight years for Service 1st Bank, initially as Senior Vice President and Chief Credit Officer then as President and Chief Operating Officer.
DANIEL N. CUNNINGHAM is the Lead Independent Director of the Company and the Bank. Mr. Cunningham is a Director of Quinn Group, Inc. and served as its Chief Financial Officer. Mr. Cunningham is a long standing member of the Board of Directors. His familiarity with the Company’s personnel and operations, in addition to his knowledge of our geographic markets and our client base, were considered in re-nominating him to serve as a director of the Company. Mr. Cunningham is a certified public accountant and is the audit committee’s financial expert.
EDWIN S. DARDEN, JR. is a certified architect of Darden Architects, Inc., an architectural firm in Fresno, California. Mr. Darden is a long standing member of the Board of Directors. His familiarity with the Company’s personnel and operations, in addition to his knowledge of our geographic markets and our client base, were considered in renominating him to serve as a director of the Company.
DANIEL J. DOYLE, the Chairman of the Boards of Directors of the Company and the Bank, retired from the Company and Bank on January 31, 2015. Mr. Doyle became President and Chief Executive Officer of the Company upon its organization in 2000, and served as Chief Executive Officer of the Bank since June 1998.  From March 1995 until joining the Bank, Mr. Doyle was Senior Vice President and Regional Manager of U.S. Bank.  Prior to that, Mr. Doyle served as President and Chief Executive Officer of U.S. Bank of California.  Mr. Doyle is a long standing member of the Board of Directors. His familiarity with the Company’s personnel and operations, in addition to his knowledge of our geographic markets and our client base, were considered in renominating him to serve as a director of the Company.
F. T. “TOMMY” ELLIOTT, IV is the Chairman and owner of Wileman Bros. & Elliott, Inc., a grower, packer and shipper of California fresh citrus. Mr. Elliott also serves as Chairman and owner of Kaweah Container, Inc., a premier independent corrugated manufacturer. Mr. Elliott previously served as chairman of the board of directors of Visalia Community Bank prior to its 2013 merger with the Bank. He joined the Board of Directors of the Company in July 2013 and the Board of Directors of the Bank in October 2013. Mr. Elliott’s familiarity with the Company’s personnel and operations, in addition to his knowledge of our geographic markets and our client base, were considered in renominating him to serve as a director of the Company.
JAMES M. FORD became President and Chief Executive Officer of the Company on February 1, 2015. Mr. Ford had served as President of the Bank since February 1, 2014. Mr. Ford had previously served as the President and CEO for Premier West Bank and its holding company PremierWest Bancorp, based in Medford, Oregon, until it was acquired by Starbuck Bancshares in April 2013. Mr. Ford served as President for PremierWest Bank beginning in 2006 and was named President and CEO for PremierWest Bank and Bancorp in 2009. He was appointed as a member of the Board of Directors effective as of February 1, 2015. His familiarity with the Company’s personnel and operations, in addition to his knowledge of our geographic markets and our client base, were considered in renominating him to serve as a director of the Company.

DAVID A. KINROSS was named Executive Vice President and Chief Financial Officer of the Company in May 2006. Prior to that time, Mr. Kinross served for three years as Vice President Finance and Chief Financial Officer of Pelco, and for 13 years prior to that served in various capacities including Partner with Deloitte & Touche LLP.
STEVEN D. McDONALD is the Secretary of the Boards of Directors of the Company and the Bank.  Mr. McDonald is President of McDonald Properties, Inc., with interests in cattle ranching, mobile home park management and other investments.  Mr. McDonald is also the owner/broker of SDM Realty, specializing in ranch brokerage.  Mr. McDonald is a long standing member of the Board of Directors. His familiarity with the Company’s personnel and operations, in addition to his knowledge of our geographic markets and our client base, were considered in renominating him to serve as a director of the Company.
LOUIS McMURRAY is President of Charles McMurray Company, a wholesale hardware company with outlets in Fresno and Sacramento.  Mr. McMurray is a long standing member of the Board of Directors. His familiarity with the Company’s personnel and operations, in addition to his knowledge of our geographic markets and our client base, were considered in renominating him to serve as a director of the Company.
GARY D. QUISENBERRY became Executive Vice President, Commercial and Business Banking of the Bank in February 2000.  For fifteen years prior to that time, Mr. Quisenberry was Senior Vice President, Business Banking Manager, Manager of Special Assets and Manager of Consumer Lending for California Federal Bank.
LYDIA E. SHAW became Executive Vice President of the Bank in October 2007.  Ms. Shaw was named manager of Community Banking of the Bank in December 2007.  Prior to that time, Ms. Shaw served as Vice President, Division Manager for Washington Federal Savings located in Seattle, Washington.  For eight years prior to that time, Ms. Shaw served as Director of Business Relationships for Twinstar Credit Union located in Olympia, Washington.
WILLIAM S. SMITTCAMP is the President and owner of Wawona Frozen Foods and is involved as a principal in other family-related businesses.  Mr. Smittcamp is a long standing member of the Board of Directors. His familiarity with the Company’s personnel and operations, in addition to his knowledge of our geographic markets and our client base, were considered in renominating him to serve as a director of the Company.
JOSEPH B. WEIRICK was President and General Manager of Weirick and Co., operators of China Peak Ski Area, from 1964 to 1978. Mr. Weirick is presently involved in personal investments. Mr. Weirick is a long standing member of the Board of Directors. His familiarity with the Company’s personnel and operations, in addition to his knowledge of our geographic markets and our client base, were considered in renominating him to serve as a director of the Company.
Meetings and Committees of the Board of Directors
The Board of Directors of the Company conducts its business through meetings of the Company’s Board of Directors, Executive and Directors Resources Committee, Nominating Committee, Strategic Planning Committee and Audit/Compliance Committee, and through committees of the Bank’s Board of Directors.  The Company became the holding company for the Bank on November 15, 2000.  Currently, the Audit/Compliance Committee of the Bank’s Board of Directors makes recommendations to the Audit/Compliance Committee of the Company’s Board of Directors.  During 2015, the Company’s Board of Directors held 12 meetings.  All Directors attended at least 75% of the meetings during 2015. The positions of Chairman of the Board of Directors, Chief Executive Officer, and Lead Independent Director are held by separate individuals.  In 2015, Daniel J. Doyle became Chairman following his retirement from the position of CEO, and Daniel N. Cunningham, the former Chairman, became Lead Independent Director. The Board adopted this leadership structure to benefit from the experience and institutional knowledge of Mr. Doyle while preserving a Board leadership role for an independent director.
Executive/Directors Resources Committee
The Executive/Directors Resources Committee performs the function of a compensation committee for the Company and the Bank.  All of the members of the Executive/Directors Resources Committee are independent directors as defined under the rules of the NASDAQ Stock Market, Inc. as currently in effect.  The Committee is composed of Mr. Cunningham as Chairman, and Messrs. Darden, McDonald, McMurray, and Smittcamp.  The Committee has adopted a charter that outlines its policy with respect to executive and directors’ compensation and equity awards and incentive compensation awards and plans.
A copy of the Executive/Directors Resources Committee Charter may be accessed electronically at the Company website at www.cvcb.com or by writing Cathy Ponte, Corporate Secretary, Central Valley Community Bancorp, 7100 N. Financial Drive, Suite 101, Fresno, California 93720.
The Committee held two meetings during 2015.  The Committee; (1) oversees matters relating to employment, compensation and management performance of key executive officers; (2) formally evaluates the performance of the President/CEO annually; (3) makes recommendations to the full Board for compensation and other benefits, including incentives, deferred compensation plans and stock options for the President/CEO and other key executive officers; (4) reviews and makes recommendations to the Board regarding retirement policies or any other policies relating to Board members; and (5) makes recommendations regarding fees, stock option grants and other benefits for the Directors.
Nominating Committee
The Nominating Committee is composed of Mr. Smittcamp as Chairman, and Messrs. Cunningham, Darden, McDonald, and McMurray.  All of the members of the Committee are independent directors as defined under the rules of the NASDAQ Stock Market, Inc. as currently in effect.
The Committee held one meeting during 2015.  The Committee makes recommendations for the nomination of directors to the full Board. All of the nominees for the Board of Directors were approved by the Nominating Committee.
The Committee adopted a charter which outlines its policy with respect to considering director candidates. A copy of the Nominating Committee Charter may be accessed electronically at the Company website at www.cvcb.com or by writing Cathy Ponte, Corporate Secretary, Central Valley Community Bancorp, 7100 N. Financial Drive, Suite 101, Fresno, California 93720.  The Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director.  In order for shareholder suggestions regarding possible candidates for director to be considered by the Committee, such information should be provided to the Committee in writing at least 60 days prior to the date of the next scheduled Annual Meeting.  Shareholders should include in such communications the name and biographical data of the individual who is the subject of the communication and the individual’s relationship to the shareholder.  The Committee does not set specific criteria for directors but believes the Company is well served when its directors bring to the Board a variety of experience and backgrounds, evidence leadership in their particular fields, demonstrate the ability to exercise sound business judgment and have substantial experience in business and outside the business community in, for example, the academic or public communities.  The Committee evaluates its selection criteria and evaluation process periodically, and may in the future include additional qualifications, such as the diversity of backgrounds of candidates. Each of the individuals nominated to serve as a director has been determined by the Committee to meet such qualifications.  The Committee considers shareholder nominees for director in the same manner as nominees for director from other sources.  As set forth in the Notice of Annual Meeting that accompanies this Proxy Statement, the Company’s Bylaws require that notice of intention to make any nomination must be delivered to the President of the Corporation on a timely basis and must contain certain information.  Please refer to the Notice of Annual Meeting.  Any such notices will be forwarded to the Committee.
Strategic Planning Committee
The Committee develops, along with the Board and management, the Company’s Strategic Plan. It also is responsible for reviewing potential locations for offices of the Bank, overseeing premises-related matters, and reviewing feasibility of potential mergers/acquisitions. Members of the Strategic Planning Committee are Mr. McMurray, Chairman, and Messrs. Cunningham, Darden, Doyle, McDonald, and Smittcamp. The Committee met two times in 2015.
Audit/Compliance Committee
The Audit/Compliance Committee of the Company’s Board of Directors is composed of Mr. McDonald as Chairman, and Messrs. Cunningham, Elliott, IV, and Weirick.  In accordance with its charter, all of the members of the Audit/Compliance Committee are independent directors as defined under the rules of the SEC and the NASDAQ Stock Market, Inc. as currently in effect.  The Board of Directors has determined that Mr. Cunningham is an “audit committee financial expert” as defined under applicable Securities and Exchange Commission rules.
The Company’s Audit/Compliance Committee held seven meetings during 2015.  The functions of the Audit/Compliance Committee are to recommend the appointment of and to oversee the independent registered public accounting firm who audits the books and records of the Company for the fiscal year for which they are appointed, to approve each professional service rendered by such accountants and to evaluate the possible effect of each such service on the independence of the Company’s accountants.  The Audit/Compliance Committee also reviews internal controls and reporting procedures of the Bank’s branch offices, periodically consults with the independent registered public accounting firm with regard to the adequacy of internal controls and reviews, recommends inclusion of the audited consolidated financial statements in regulatory reports, and reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.
Report of Audit/Compliance Committee
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit/Compliance Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
The Audit/Compliance Committee of the Central Valley Community Bancorp Board of Directors (the Audit Committee) is composed of independent directors and operates pursuant to a Charter adopted by the Board. A copy of the Company’s Audit Committee charter may be accessed electronically at the Company website at www.cvcb.com or by writing Cathy Ponte, Corporate Secretary, Central Valley Community Bancorp, 7100 N. Financial Drive, Suite 101, Fresno, California 93720.  The members of the Audit Committee are Steven D. McDonald, Chairman; Daniel N. Cunningham; F.T. “Tommy” Elliott, IV; and Joseph B. Weirick.  The Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm, Crowe Horwath LLP.  All participants in the Audit Committee attended at least 75% of the meetings of the Audit Committee during 2015.
The function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and maintaining appropriate accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent registered public accounting firm is responsible for planning and carrying out appropriate audits and reviews, auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Committee has considered and discussed the consolidated audited financial statements with management, and the independent registered public accounting firm, with, and without, management present.  The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standards No. 16, Communication with Audit Committees, as currently in effect.  The Committee has also discussed with management and the independent registered public accounting firm the quality and adequacy of the internal controls of the Company.  Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with them their independent status. The independent registered public accounting firm did not perform any prohibited services for the Company.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect to auditor independence.  Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America, or that the Company’s independent registered public accounting firm are in fact “independent”.
Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in its Charter, the Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the Securities and Exchange Commission.
SUBMITTED BY THE AUDIT/COMPLIANCE COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS
Steven D. McDonald (Chairman)
Daniel N. Cunningham
F.T. “Tommy” Elliott, IV
Joseph B. Weirick                                    March 16, 2016

COMPENSATION DISCUSSION AND ANALYSIS

The Executive/Directors Resources Committee (the “Committee”) of the Board of Directors reviews human resources issues and compensation relating to the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and three most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year (collectively, The “Named Executive Officers” or “NEOs”). The NEOs are identified in the Summary Compensation Table, below.
The Committee establishes the compensation plans and specific compensation of the NEOs with input from the CEO.  The Committee reviews executive compensation annually referring to periodic outside reviews of California peers as well as national peers utilizing the California Bankers Association Salary Survey, salary and benefits information from the California Department of Business Oversight and other databases.
The Company’s compensation programs and policies are designed to enhance shareholder value by aligning the financial interest of the executive officers of the Company with those of the Company’s shareholders.  The compensation program has two goals:  To help the Company compete with other financial entities to attract and retain highly qualified individuals as executive officers; and to pay executive officers based upon their contribution to the Company’s performance and the executive officers’ estimated future contribution to the success of the Company.
The incentive plan for 2015 was designed to support the Company’s goals related to asset quality, growth and CAMELS ratings as determined in annual Safety & Soundness examinations by our state and federal regulators.  The Committee met during 2015 at least as often as required under any other federal law to review compensation of senior management, and to ensure that such compensation is not structured in any way that would encourage the executive management to take excessive risks in light of their job responsibilities.  During 2015, the Board of Directors adopted the Central Valley Community Bank Executive Deferred Compensation Plan (Executive Plan) in order to provide executives with the opportunity to structure receipt of compensation in a fashion they personally found most efficient.
Salaries, non-equity incentives, and perquisites of executive officers are paid in cash and reviewed annually.  The long-term compensation components (equity incentives and post-termination benefits) are reviewed in the context of the other compensation provided to executives, but adjustments to long-term compensation are not necessarily made annually.
Equity compensation and post-termination benefits are intended to provide retention incentives to executives, and are not specifically intended to reward current performance.  Salary, incentive and perquisite compensation are related to, and affected by, current performance.
Stock options and restricted Common Stock are awarded to encourage key employees to remain with the Company and provide employees with a long-term interest in the Company’s overall performance.  The Company intends to retain the flexibility necessary to provide total cash compensation in line with competitors’ practices, the Company’s compensation philosophy, and the Company’s best interests, including compensation that may not be deductible for tax purposes.
During 2015, the Company solicited a non-binding advisory “say on pay” vote from its shareholders who voted favorably by a substantial margin.

Components of Executive Officer Compensation

The primary components of executive compensation are base salaries, incentive compensation and long-term compensation, which includes 401(k) match and profit sharing, equity compensation, health and welfare benefits and benefits from a salary continuation plan.

BASE SALARIES:

Base salaries for our executive officers are based on the scope of their responsibilities as well as review of competitive compensation data from a comparison group of financial services companies.  The Committee approves and the Board of Directors ratifies, the annual base salary for the CEO, CFO and other NEOs.  Base salaries are reviewed annually, and increased from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.  Salary ranges and midpoints for all employees are based on market analysis within the banking industry in California.
The base salary for the CEO for 2015 was determined by (i) examining the Company’s performance against its preset goals, (ii) comparing the Company’s performance against its peer group competitors, (iii) evaluating the effectiveness and performance of the CEO, and (iv) comparing the base salary of the CEO to that of other chief executive officers in the Company’s peer group.  The total compensation received by the Company’s CEO is detailed in the Summary Compensation Table.
INCENTIVE COMPENSATION:
The Committee determines the amount of annual incentive compensation payable to executive officers, if performance goals are met, subject to a maximum limit on the incentive compensation.
The CEO’s annual incentive compensation was based on an incentive target multiplied by a performance modifier. The incentive target for 2015 was $185,400 (60% percent of his base salary at January 1, 2015). Eighty percent (80%) of the incentive represents Bank performance, including criteria for net income, direct expenses, operating revenue, loans, deposits, investment management, classified loans to capital, Community Reinvestment Act (CRA) loan goals, classified loans and past due loans, and 20% of the incentive target represents subjective judgment of management performance in such areas as strategic planning leadership, marketing, regulatory compliance, community involvement, franchise value and stockholder relations. The total incentive target attained can be adjusted up or down based on a performance modifier. The performance modifier was determined based on the outcome of regulatory exams, regulators’ rating for the Bank and outside and internal audit outcomes. Mr. Ford’s 2015 incentive compensation totaled $205,000, consisting of 110.57% of his incentive target for the Bank’s performance component in 2015 and, for outstanding performance, his incentive for the management component was 20% of his 2015 incentive target. See the Summary Compensation Table below for further information.
The Company has a Senior Management Incentive Plan (SMIP) to provide annual incentive compensation to attract, retain, and motivate key executives of the Company, other than the CEO. The SMIP is tied to financial achievements for the Bank and Company which are set annually. The executive must be employed on the last day of the fiscal year to receive payment under the SMIP. The Committee has discretion to determine which executives are eligible to participate in the SMIP, to determine the bases for and the amount of any incentive awards and to consider any additional or extraordinary performance factors for a particular participant. Where an executive is responsible for a particular business unit or division, performance goals are weighted based on operational performance of those units. Where an executive has broader corporate responsibilities, such as the CFO, goals are based on particular objectives set by the Committee. For 2015, Messrs. Kinross, Quisenberry and Carman, and Ms. Shaw’s total incentive compensation was based on a target bonus of 30% of their respective 2015 salaries. In each case, incentive compensation was determined utilizing base salary as of February 1, 2015 which was weighted 50% for targeted Company level thresholds of performance and 50% for individual targeted performance thresholds. Bank performance thresholds include consolidated net income and total direct Bank non-interest expenses. Individual thresholds include, loans, deposits, net charge offs, classified loans to capital, past due loans, CRA goals, investments, and a management component. Following determination of the target incentive amount based on achievement of threshold performance, the total target bonus attained can be adjusted up or down based on a performance modifier. The performance modifier is based on the outcome of regulatory exams, regulators’ rating for the Bank and outside and internal audit outcomes.
Incentive compensation payments for 2015 for each executive officer are detailed in the Summary Compensation Table on page 15.
LONG-TERM INCENTIVE COMPENSATION:
401(k)/Profit Sharing Plan:
The Company adopted a 401(k) Plan for benefit of all employees and incorporates a safe harbor matching contribution provision.  The CEO and other senior management executives participate in the 401(k) Plan to the same extent as all other employees, subject to limitations imposed by regulation. The Company contributes a percentage matching contribution to the same degree as all other employees. The matching contribution is 100% on all deferred amounts up to 3% of eligible compensation and a 50% match on the next 2% of eligible compensation.  The Profit Sharing Plan is a cash-based incentive profit sharing program.  The Company may, but is not required to, make annual contributions to the Profit Sharing Plan based on the recommendation of the Committee.  The cash incentive is paid by March 1st of each year.  The percentage of the Company’s contribution is recalculated each year based upon the recommendation of the Committee.   Once they are eligible to participate, all employees are 100% vested, immediately, in both the 401(k) match and the Profit Sharing Plan. 401(k) and profit sharing contributions to the NEOs for 2015 are detailed in the Summary Compensation Table on page 15.

Equity Compensation:
The Company’s compensation philosophy encourages ownership of the Company’s Common Stock to retain and motivate key executives and to provide a direct link with the interest of the shareholders of the Company.  In general, stock-based award grants are determined based on (i) the impact the executive may have had on the Bank’s and Company’s earnings and stock price, (ii) the ability of the executive to provide enhanced opportunities for the success of the Bank and Company (iii) extraordinary deeds performed that warrant extraordinary rewards, (iv) prior award levels for the executive, (v) total awards received to date by the individual executives, (vi) the total stock-based award to be made and the executive’s percentage participation in that award, (vii) the executive’s direct ownership of Company’s Common Stock, (viii) the number of awards vested and non-vested, and (ix) the options outstanding as a percentage of total shares outstanding.  Stock-based awards are issued at the discretion of the Board of Directors. Periodically the Directors determine a pool of the number of stock-based awards to be granted and management makes recommendations to the Directors to determine how many are granted to executive officers and others in the Company and the Directors make a final approval of the grants.
The Central Valley Community Bancorp 2015 Omnibus Incentive Plan (the 2015 Plan).
The 2015 Plan awards in the form of incentive stock options, non-statutory stock options, stock appreciation rights, and restricted stock.  The plan allows for performance awards that may be in the form of cash or shares of the Company, including restricted stock. All awards were issued at market value, at the sole discretion of the Committee and generally have vesting periods of five years.
See Notes Summary of Significant Accounting Policies and Share-based Compensation to the audited Consolidated Financial Statements included in the Annual Report for further information relating to all equity compensation plans.
Additional information on long-term awards for executive officers is shown in the Outstanding Equity Awards at Fiscal Year-End Table on page 17.
Health and Welfare Benefits:
The Company offers health and welfare programs to all eligible employees.  The programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability.  The NEOs received up to $12,000 each in 2015 from the Bank for health and welfare benefits.
Salary Continuation Agreements:
Each of the Named Executive Officers is a party to a salary continuation agreement that will provide for an annual payment for a period of time following retirement from service as an executive of the Bank.  The salary continuation agreements terminate upon the executives’ death prior to retirement, voluntary termination of service prior to retirement, or involuntary termination of service for cause.  The salary continuation agreements provide for payment of a lump sum in the event of a change of control of the Company, defined as the cumulative transfer of more than fifty percent (50%) of the voting stock of the Company.  Each person’s annual benefit is determined at the time of retirement, on the basis of (i) the individual’s age upon retirement, (ii) the percentage of benefit vested upon retirement, and (iii) the maximum annual benefit assigned in the individual’s Salary Continuation Agreements.  Additional information on the details of each participant’s benefit under the agreements is shown in the Pension Benefits Table on page 19 and the Potential Payments Upon Termination or Change in Control section on page 22.  The Salary Continuation Agreements and the termination provisions under the CEO’s Employment Agreement are subject to non-competition covenants.
Deferred Compensation Agreements:
Two of the Bank’s NEOs have entered into deferred compensation agreements with the Bank under the Executive Plan. Pursuant to the Executive Plan, all eligible executives of the Bank may elect to defer up to 50 percent of their compensation for each deferral year. Only cash compensation, including salary and cash bonus or incentive amounts, is eligible for deferral. Executive deferred compensation is expensed by the Bank and is set aside in a separate liability account.  Credited on the account balance at a rate determined annually by the Board of Directors, interest on deferred compensation continues to accrue until the executive’s service terminates and payment of compensation commences.  Deferred amounts and interest thereon may be paid only upon termination of employment, death, or disability of executive, in the event of unforeseeable emergencies, or upon change in control of the Bank.
Severance Plan:
Each NEO other than the CEO and the President is a party to a severance pay plan to provide transitional benefits if employees who are terminated involuntarily without cause, laid off, or terminated as a result of a reduction in force under this plan are paid in a lump sum based on two weeks pay for each year of service with a minimum 12 weeks and a maximum 26 weeks.  See Potential Payments Upon Termination or Change in Control section on page 22.

Employment Agreements:
The Company has an employment agreement with James M. Ford, who was appointed on February 1, 2015 as the Company’s President and Chief Executive Officer. Mr. Ford was serving as President of the Bank since February 1, 2014. The agreement renews automatically for one-year terms, unless terminated by either party not later than sixty days prior to expiration. Under the employment agreement, the Board of Directors sets Mr. Ford’s salary for each year.
Under the agreement, Mr. Ford is entitled to receive incentive compensation, based on the achievement each year of certain performance goals.  The goals and the target amount of the incentive are established at the beginning of each year by the Board, and the evaluation of the achievement of the goals and the amount of bonus payable with respect to each year are determined by the Board following the conclusion of the year.  For 2015, Mr. Ford’s incentive compensation was determined as described above. The agreement also provides that in each of the initial three years of employment Mr. Ford will be provided with an annual grant of restricted stock from the 2005 Plan having a market value of $100,000 on the date of grant.
The employment agreement with Mr. Ford also provides for: (a) a Bank-paid membership in a local country club; (b) an automobile allowance of $1,500 per month; (c) participation in medical, dental and similar plans offered by the Bank for Mr. Ford and his dependents, as well as Bank-paid term life insurance coverage of at least $100,000; and (d) four weeks of vacation annually.  See the Summary Compensation Table.
Under the terms of the agreement, Mr. Ford is entitled to certain benefits for involuntary termination by the Company for reasons other than cause.

•
For early termination upon disability, Mr. Ford shall receive his then current base salary for 180 days from the date of his first absence due to disability, should the Board, at its option, terminate the employment agreement.

•
For a change in ownership or effective control of the Company, Mr. Ford would be eligible to receive a lump sum termination payment equal to the average annual total cash compensation paid to Mr. Ford during the most recent three fiscal years multiplied by two.

•
If the Company terminates the employment agreement without cause, Mr. Ford is entitled to receive up to 24 monthly payments, at his annual base salary rate at the time of termination, provided that if Mr. Ford obtains other comparable employment within the 24 month period, payments will cease.

Mr. Ford also has an Executive Salary Continuation Agreement with the Bank.  In the event of involuntary termination for reasons other than cause he is entitled to receive the following:
Change in control lump sum payment equal to the present value of 100% of the normal retirement benefit that he would have received had he been employed by the Bank until September 1, 2023.  His change in control benefit as of December 31, 2015 is estimated at $929,000.

•
For early termination upon disability, he would receive an annual benefit equal to the early retirement benefit or normal retirement benefit that he would have received had he retired from the Bank.  As of December 31, 2015 he would receive an annual disability benefit based on early retirement of zero. The disability benefit will be increased each year by 3% to account for cost of living increases.

In the event of a termination of Mr. Ford by the Company “for cause”, Mr. Ford would forfeit benefits under the Executive Salary Continuation Agreement.
Compensation Committee Interlocks and Insider Participation:

No member of the Executive/Directors Resources Committee serves or has served as an employee of the Company or its subsidiaries, and there are no common participants between the compensation committee of any other entity and the Company.
Executive/Directors Resources Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Executive/Directors Resources Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Executive/Directors Resources Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (the C D & A) with management.  Based on these reviews and discussions, the Committee recommends to the Board of Directors that the C D & A be included in the Company’s Definitive Proxy Statement for the 2016 Annual Meeting of Shareholders.
The Compensation Committee certifies that it has reviewed with senior risk officers the senior executive officer incentive compensation arrangements.  Based on the analysis of the incentives, potential risks, and the evaluation of factors to mitigate such potential risks, the Committee determined that the Company’s executive compensation program does not encourage the NEOs to take unnecessary and excessive risks that threaten the value of the Company, and that no changes to the program were required.
SUBMITTED BY THE EXECUTIVE/DIRECTORS RESOURCES COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Daniel N. Cunningham (Chairman)
Edwin S. Darden, Jr.
Louis McMurray
William S. Smittcamp
January 20, 2016

SUMMARY COMPENSATION

The following table sets forth information regarding compensation earned by the two individuals who served as CEO during 2015, our CFO and three other NEOs for services rendered to the Company for the fiscal years ended December 31, 2015, 2014, and 2013. Bonuses are paid under the Company’s applicable incentive compensation guidelines and are generally paid in the year following the year in which the bonus is earned.

Summary Compensation Table

Name and Principal Position	Year	Salary($)		Stock Awards ($) (3)	Non-Equity Incentive Plan Compen-sation (4)	Change in Pension Value($) * (5)	All Other Compensation ($)		Total ($)
James M. Ford, President and Chief Executive Officer (1)	2015	$309,000		$100,000	$205,000	$—	$36,420	(6)	$650,420
	2014	275,000	(2)	100,000	99,165	937,000	85,615		1,496,780
Daniel J. Doyle, Retired President and Chief Executive Officer (1)	2015	38,634		—	—	—	68,355	(7)	106,989
	2014	325,000		38,850	176,000	88,000	76,748		704,598
	2013	315,000		—	230,000	—	82,094		627,094
David A. Kinross, Executive Vice President and Chief Financial Officer	2015	203,000		—	67,205	—	40,583	(8)	310,788
	2014	197,000		12,950	32,564	31,000	29,071		302,585
	2013	191,000		—	65,506	—	36,334		292,840
Gary D. Quisenberry, Executive Vice President, Commercial and Business Banking	2015	210,000		—	72,170	—	52,920	(9)	335,090
	2014	203,800		12,950	37,632	36,000	45,208		335,590
	2013	197,800		—	69,291	—	51,358		318,449
Lydia E. Shaw, Executive Vice President, Community Banking	2015	183,000		—	47,600	—	48,102	(10)	278,702
	2014	177,000		12,950	31,143	31,000	38,162		290,255
	2013	170,000		—	60,210	—	43,654		273,864
Patrick J. Carman, Executive Vice President, Chief Credit Officer	2015	185,000		—	42,180	—	34,811	(11)	261,991

*
The amounts listed in the Change in Pension Value column assume, for each recipient, that the individual has fulfilled all the necessary requirements to receive those benefits, as identified in the Pension Benefits table and footnotes thereto.

(1)	Mr. Ford was named as President of the Bank on February 1, 2014. Upon Mr. Doyle’s retirement on February 1, 2015, Mr. Ford was named President and Chief Executive Officer of the Company.

(2)	Reflects partial year salary. Mr. Ford joined the Bank in February, 2014. Annual salary for Mr. Ford was $300,000.

(3)
Represents the aggregate grant date fair value of restricted Common Stock awards computed in accordance with FASB ASC Topic 718. Additional discussion is set out in Notes to the audited consolidated financial statements included in the Annual Report that accompanies this proxy statement, and is incorporated herein by reference.

(4) Value represents annual incentive compensation. Further explanation of how the incentive was calculated, is set out in the Compensation Discussion and Analysis under the section entitled Incentive Compensation on page 11.
(5) For 2015, as a result of present value of future cash flow recalculations, the change in pension value was negative for Mr. Ford ($8,000), Mr. Kinross ($10,000), Mr. Quisenberry ($11,000), and Ms. Shaw ($1,000). For 2013, the change in pension value was negative for Mr. Doyle ($8,000), Mr. Kinross ($3,000), Mr. Quisenberry ($3,000), and Ms. Shaw ($3,000).
(6) Includes for 2015, $18,000 auto allowance, $12,000 group insurance benefit allowance, and $5,496 country club membership dues.
(7) Includes for 2015, Director’s fees of $40,000, $2,000 auto allowance, $1,000 group insurance benefit allowance, $14,384 contributed to the Bank’s 401(k)Plan for Mr. Doyle’s account and $5,485 country club membership dues.
(8) Includes for 2015, $11,308 auto allowance, $12,000 group insurance benefit allowance, and $16,553 contributed to the Bank’s 401(k)Plan for Mr. Kinross’ account.
(9) Includes for 2015, $18,000 auto allowance, $10,023 group insurance benefit allowance, $17,505 contributed to the Bank’s 401(k)Plan for Mr. Quisenberry’s account and $6,150 country club membership dues.

(10)Includes for 2015, $18,000 auto allowance, $9,431 group insurance benefit allowance, $14,837 contributed to the Bank’s 401(k)Plan for Ms. Shaw’s account, and $4,658 country club membership dues.
(11)Includes for 2015, $9,000 auto allowance, $9,665 group insurance benefit allowance, and $12,695 contributed to the Bank’s 401(k)Plan for Mr. Carman’s account.

Grants of Plan Based Awards Table

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
James M. Ford	3/19/2015	(1)	—	$—	$—	9,268	$100,000
	3/21/2016	(2)	—	—	—	8,850	100,000
	1/1/2015		—	185,400	266,512	—	—
David A. Kinross	1/1/2015		—	60,900	87,543	—	—
Lydia E. Shaw	1/1/2015		—	54,900	78,918	—	—
Gary D. Quisenberry	1/1/2015		—	63,000	90,562	—	—
Patrick J. Carman	4/1/2015		—	37,000	53,187	—	—
Daniel J. Doyle			—	—	—	—	—

(1)
On March 19, 2015, the Company granted a restricted Common Stock award. Such shares are subject to a repurchase right in favor of the Company during the vesting period, which is 20% per year, with vesting dates of February 1, 2016, February 1, 2017, February 1, 2018, February 1, 2019, and February 1, 2020.

(2)
On March 21, 2016, the Company granted a restricted Common Stock award. Such shares are subject to a repurchase right in favor of the Company during the vesting period, which is 20% per year, with vesting dates of February 1, 2017, February 1, 2018, February 1, 2019, February 1, 2020, and February 1, 2021.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards for the persons named in the Summary Compensation Table above, with outstanding options classified as exercisable and unexercisable, and unvested restricted stock, both as of December 31, 2015.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)
Daniel J. Doyle	5,000	—		$6.70	4/23/2017	2,400	(2)	$28,872
	5,000	—		5.76	9/15/2020
	3,000	2,000	(1)	8.02	9/19/2022
James M. Ford	—	—		—	—	7,124	(3)	85,702
						9,268	(4)	111,494
David A. Kinross	15,000	—		6.70	5/1/2016	800	(2)	9,624
	2,500	—		6.70	4/23/2017
	2,500	—		5.76	9/15/2020
	1,500	1,000	(1)	8.02	9/19/2022
Lydia E. Shaw	14,000	—		6.70	10/1/2017	800	(2)	9,624
	1,000	—		5.76	9/15/2020
	1,500	1,000	(1)	8.02	9/19/2022
Patrick J. Carman	5,000	—		6.70	12/17/2018	280	(2)	3,368
	1,000	—		5.76	9/15/2020
	600	400	(1)	8.02	9/15/2022
Gary D. Quisenberry	2,500	—		6.70	4/23/2017	800	(2)	9,624
	2,500	—		5.76	9/15/2020
	1,500	1,000	(1)	8.02	9/15/2022

(1)	Stock options vest at the rate of 20% of original grant amount per year, with vesting dates of 9/19/2016 and 9/19/2017.

(2)
Such shares are subject to a repurchase right in favor of the Company during the vesting period, which is 20% per year, with vesting dates of July 16, 2016, July 16, 2017, July 16, 2018, and July 16, 2019.

(3)
Such shares are subject to a repurchase right in favor of the Company during the vesting period, which is 20% per year, with vesting dates of February 1, 2016, February 1, 2017, February 1, 2018, and February 1, 2019.

(4)
Such shares are subject to a repurchase right in favor of the Company during the vesting period, which is 20% per year, with vesting dates of February 1, 2016, February 1, 2017, February 1, 2018, February 1, 2019, and February 1, 2020.

Market value of shares that have not vested as of fiscal year end at December 31, 2015 was calculated using the closing price per share of the Company’s Common Stock on the NSADAQ Global Market on that date of $12.03.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Daniel J. Doyle	—	—	600	$7,770
James M. Ford	—	—	1,781	$18,505
David A. Kinross	—	—	200	$2,158
Lydia E. Shaw	—	—	200	$2,158
Gary D. Quisenberry	—	—	200	$2,158
Patrick J. Carman	—	—	70	$755

(1) Value realized on options exercised is based on the difference between the option price at time of grant and the market value of the stock on the date of exercise.
(2) Value realized on stock awards vested is based on the market value of the underlying shares on the vesting date.

Pension Benefits

The following table discloses the estimated present value (based on a discount rate of 4.18%) of total benefits if the participant retires at normal retirement age.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Daniel J. Doyle	Executive Salary Continuation Agreement (1)	N/A	$2,231,000	(7) (8)
	Endorsement Method Split Dollar Plan (1)	N/A	See Note	(8)
James M. Ford	Executive Salary Continuation Agreement (2)	N/A	929,000	(7) (9)
	Endorsement Method Split Dollar Plan (2)	N/A	See Note	(9)
David A. Kinross	Executive Salary Continuation Agreement (3)	N/A	812,000	(7) (10)
	Endorsement Method Split Dollar Plan (3)	N/A	See Note	(10)
Lydia E. Shaw	Executive Salary Continuation Agreement (3)	N/A	812,000	(7) (11)
	Endorsement Method Split Dollar Plan (3)	N/A	See Note	(11)
Patrick J. Carman	Executive Salary Continuation Agreement (4)	N/A	536,000	(7) (12)
	Endorsement Method Split Dollar Plan (5)	N/A	See Note	(12)
Gary D. Quisenberry	Executive Salary Continuation Agreement (6)	N/A	677,000	(7) (13)
	Second Executive Salary Continuation Agreement (3)	N/A	271,000	(14)
	Endorsement Method Split Dollar Plan (3)	N/A	See Note	(13)

(1)	Effective July 1, 2011

(2)	Effective April 4, 2014

(3)	Effective January 1, 2012

(4)	Effective June 1, 2003

(5)	Effective September 10, 2003

(6)	Effective March 1, 2007

(7)
The method used to calculate the retirement benefit, based on assumptions used for financial reporting purposes under generally accepted accounting principles, is a present value calculation using a discount rate of 4.18%. See Notes Summary of Significant Accounting Policies and Share-Based Compensation in the Audited Consolidated Financial Statements in the Annual Report for further details on Salary Continuation Plans.

(8)
Mr. Doyle retired on February 1, 2015. Mr. Doyle started receiving his pension benefits in 2015. Under the terms of Mr. Doyle’s agreement, his retirement benefit is $170,000 per year, payable in monthly installments, over a 15 year period which adjusts for inflation at 3% each year. Beginning on the thirteenth month that the normal retirement benefit is paid, and continuing thereafter until paid in full, the normal retirement benefit shall be increased annually by 3% from the previous year’s normal retirement benefit amount to account for cost of living increases. In the event of death, the Salary Continuation Agreement immediately terminates. Additionally, under the terms of Mr. Doyle’s Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of his death. The division of the death proceeds to Mr. Doyle’s beneficiaries should he be employed by the Bank at the time of death would be (i) a lump sum payment equal to the present value of the normal retirement benefit under his Salary Continuation Agreement or (ii) 100% of the total death proceeds of the policy, whichever amount is less. The division of the death proceeds to Mr. Doyle’s beneficiaries should he be retired from the Bank at the time of death would be a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under his Salary Continuation Agreement, but for the insured’s death, or 100% of the total death proceeds of the policy, whichever amount is less.

(9)
Under the terms of Mr. Ford’s Salary Continuation Agreement for normal retirement, if he retires on or after September 1, 2023, he is eligible to receive an annual benefit equal to $100,000 per year, payable in monthly installments, over a 10 year period which adjusts for inflation at 3% each year. Beginning on the thirteenth month that the normal retirement benefit is paid, and continuing thereafter until paid in full, the normal retirement benefit shall be increased annually by 3% from the previous year’s normal retirement benefit amount to account for cost of living increases. In the event of death, the Salary Continuation Agreement immediately terminates. Additionally, under the terms of Mr. Ford’s Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of his death. The division of the death proceeds to Mr. Ford’s beneficiaries should he be employed by the Bank at the time of death would be (i) a lump sum payment equal to the present value of the normal retirement benefit under his Salary Continuation Agreement or (ii) 100% of the total death proceeds of the policy, whichever amount is less. The division of the death proceeds to Mr. Ford’s beneficiaries should he be retired from the Bank at the time of death would be a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under his Salary Continuation Agreement, but for the insured’s death, or 100% of the total death proceeds of the policy, whichever amount is less.

(10)
Under the terms of Mr. Kinross’ Salary Continuation Agreement for normal retirement, if he retires on or after December 31, 2026, he is eligible to receive an annual benefit equal to $60,000 per year, payable in monthly installments, over a 15 year period which adjusts for inflation at 3% each year.  If Mr. Kinross retires on or after May 20, 2024 and prior to December 31, 2026, he is eligible for an early retirement benefit.  The amount of early retirement benefit would be based on the present value of the early retirement benefit payments, payable over 15 years in monthly installments, and increased 3% annually for inflation.  In the event of death, the Salary Continuation Agreement immediately terminates.  Additionally, under the terms of Mr. Kinross’ Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of his death.  Should he be employed by the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of the retirement benefit provided for in the Executive Salary Continuation Agreement or 100% of the total insurance policy proceeds, whichever amount is less.  Should he be retired from the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under his Executive Salary Continuation Agreement or 100% of the total proceeds, whichever amount is less.

(11)
Under the terms of Ms. Shaw’s Salary Continuation Agreement for normal retirement, if she retires on or after December 31, 2020, she is eligible to receive an annual benefit equal to $60,000 per year, payable in monthly installments, over a 15 year period which adjusts for inflation at 3% each year.  If Ms. Shaw retires on or after March 29, 2016 and prior to December 31, 2020, she is eligible for an early retirement benefit.  The amount of early retirement benefit would be based on the present value of the early retirement benefit payments, payable over 15 years in monthly installments, and increased 3% annually for inflation.  In the event of death, the Salary Continuation Agreement immediately terminates.  Additionally, under the terms of Ms. Shaw’s Life Insurance Endorsement Method Split Dollar Plan, her beneficiaries are entitled to receive certain benefits in the event of her death.  Should she be employed by the Bank at the time of death, her beneficiaries are entitled to a lump sum payment equal to the present value of the retirement benefit provided for in the Executive Salary Continuation Agreement or 100% of the total insurance policy proceeds, whichever amount is less.  Should she be retired from the Bank at the time of death, her beneficiaries are entitled to a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under her Executive Salary Continuation Agreement or 100% of the total proceeds, whichever amount is less.

(12)
Under the terms of Mr. Carman’s agreement he became eligible for normal retirement on January 12, 2015. His retirement benefit is $48,024 per year, payable in monthly installments, over a 15 year period. In the event of death, the Salary Continuation Agreement immediately terminates. Additionally, under the terms of Mr. Carman’s

Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of his death. The division of the death proceeds to Mr. Carman’s beneficiaries should he be employed by the Bank at the time of death would be (i) a lump sum payment equal to the present value of the normal retirement benefit under his Salary Continuation Agreement or (ii) 100% of the total death proceeds of the policy, whichever amount is less. The division of the death proceeds to Mr. Carman’s beneficiaries should he be retired from the Bank at the time of death would be a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under his Salary Continuation Agreement, but for the insured’s death, or 100% of the total death proceeds of the policy, whichever amount is less.

(13)
Under the terms of Mr. Quisenberry’s Salary Continuation Agreement for normal retirement, if he retires on or after December 31, 2015, he is eligible to receive an annual benefit equal to $50,000 per year, payable in monthly installments, over a 15 year period which increases for inflation at 3% each year. If Mr. Quisenberry retires on or after May 26, 2011 and prior to December 31, 2015 he is eligible for an early retirement benefit.  The amount of early retirement benefit for Mr. Quisenberry would be based on the month of retirement which would be discounted by the number of months left for full retirement, the early retirement benefit would be payable over 15 years in monthly installments, increased 3% annually for inflation.  In the event of death, the Salary Continuation Agreement immediately terminates.  Additionally, under the terms of Mr. Quisenberry’s Life Insurance Endorsement Method Split Dollar Plan, his beneficiaries are entitled to receive certain benefits in the event of death.  Should he be employed by the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of the retirement benefit provided for in the Executive Salary Continuation Agreement or 100% of the total insurance policy proceeds, whichever amount is less. Should he be retired from the Bank at the time of death, his beneficiaries are entitled to a lump sum payment equal to the present value of 100% of the sum of all remaining payments that would have been made under their Executive Salary Continuation Agreement or 100% of the total proceeds, whichever amount is less.

(14)
Under the terms of Mr. Quisenberry’s Second Executive Salary Continuation Agreement for normal retirement, if he retires on or after April 1, 2018, he is eligible to receive an annual benefit equal to $20,000, payable in monthly installments, over a 15 year period which adjusts for inflation at 3% each year. If he retires on or after April 1, 2013 and prior to April 1, 2018, he is eligible for an early retirement benefit based on the present value of the early retirement benefit payments, payable over 15 years in monthly installments and increased 3% annually for inflation. These payments are in addition to Mr. Quisenberry’s Executive Salary Continuation Agreement dated March 1, 2007 as described above.

Potential Payments Upon Termination or Change in Control

Executive Salary Continuation Agreements and the Bank’s Severance Pay Plan require the Company to provide compensation to the CFO and other NEOs in the event of a termination of employment or a change in control of the Company.  The CEO is not eligible for severance pay under the Severance Pay Plan and the amount of compensation payable to the CEO under his Executive Salary Continuation Agreement is explained above under his Employment Agreement.  The CFO and NEOs qualify for benefits under certain circumstances.

Under the Executive Salary Continuation Agreements, if the executive is disabled prior to retirement or termination of employment, he is entitled to an annual disability benefit equal to the executive’s accrual balance payable monthly for 15 years increased annually 3% for cost of living increases.  The CFO and other NEOs are eligible for early involuntary termination benefits payable at normal retirement age.  Involuntary termination means the executive’s employment terminates by action of the Bank prior to retirement, and such termination of employment is not for cause.  In the event the executive’s employment terminates for cause prior to retirement, their Executive Salary Continuation Agreement immediately terminates and the executive forfeits all benefits under the agreement.  Upon a change in control the Bank shall pay the executive a lump sum payment equal to the present value of 100% of the benefit that the executive would have received had the executive been employed until normal retirement.  The Bank’s Severance Pay Plan for Executive Vice Presidents provides two weeks pay per year of service with a minimum of 12 weeks and a maximum of 26 weeks. See details on the Bank’s Severance Pay Plan on page 12.  In the event of dissolution or liquidation of the Company or a merger or change in control, unexercised stock options vest immediately.  See the Outstanding Equity awards at Fiscal Year-End table on page 17 for a breakdown of options outstanding.

Set out below in tabular form are estimated payments that would have been made to each NEO had a termination event or change in control event occurred at December 31, 2015. The discount factor used for all net present value calculations was 4.18%.

Potential Payments Upon Termination or Change in Control

Name/Event	Severance Plan	Employment Agreement	Accelerate Stock/Options	Life Insurance	Salary Continuation	Total
James M. Ford
Voluntary termination for good reason	$—	$618,000	$—	$—	$—	$618,000
Voluntary termination without cause	—	—	—	—	—	—
Involuntary termination for cause	—	—	—	—	—	—
Involuntary termination without cause	—	618,000	—	—	—	618,000
Change of control	—	606,000	197,196	—	929,000	1,732,196
Death	—	—	—	170,000	—	170,000
Disability	—	154,500	—	—	—	154,500
Retirement	—	—	—	—	—	—
David A. Kinross
Voluntary termination	—	—	—	—	—	—
Involuntary termination for cause	—	—	—	—	—	—
Involuntary termination without cause	—	—	—	—	—	—
Change of control	68,000	—	13,634	—	812,000	893,634
Death	—	—	—	230,000	—	230,000
Disability	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Lydia E. Shaw
Voluntary termination	—	—	—	—	—	—
Involuntary termination for cause	—	—	—	—	—	—
Involuntary termination without cause	—	—	—	—	351,000	351,000
Change of control	58,000	—	13,634	—	812,000	883,634
Death	—	—	—	408,000	—	408,000
Disability	—	—	—	—	446,000	446,000
Retirement	—	—	—	—	—	—
Gary D. Quisenberry
Voluntary termination	—	—	—	—	963,000	963,000
Involuntary termination for cause	—	—	—	—	—	—
Involuntary termination without cause	—	—	—	—	861,000	861,000
Change of control	105,000	—	13,634	—	947,000	1,065,634
Death	—	—	—	862,000	—	862,000
Disability			—	—	1,085,000	1,085,000
Retirement	—	—	—	—	862,000	862,000
Patrick J. Carman
Voluntary termination	—	—	—	—	720,000	720,000
Involuntary termination for cause	—	—	—	—	—	—
Involuntary termination without cause	—	—	—	—	720,000	720,000
Change of control	51,000	—	4,972	—	720,000	775,972
Death	—	—	—	535,000	—	535,000
Disability	—	—	—	—	720,000	720,000
Retirement	—	—	—	—	535,000	535,000

Compensation of Directors

The Board of Directors of the Company has not approved payment of fees in connection with attendance at Company Board or Board Committee meetings.
The Lead Independent Director and Chairman of the Board of the Bank each receive a $40,625 annual fee and all other directors (excluding employee directors) of the Bank receive an annual fee of $30,600.  The fees paid to directors are based on comparable amounts paid by other financial institutions in the Company’s geographic market area.
Aggregate Bank directors’ fees in the sum of $294,579 were paid (including amounts deferred under Deferred Compensation Agreements between the Bank and certain of its directors) during the year ended December 31, 2015.
Deferred Compensation Agreements

Five of the Bank’s non-employee directors have entered into deferred compensation agreements with the Bank, electing to defer some or all of their fees in exchange for the Bank’s promise to pay a deferred benefit in the future.  A deferred compensation agreement allows a non-employee director to reduce current taxable income in exchange for larger payments at retirement, when the recipient could be in a lower tax bracket.  Deferred director fees are expensed by the Bank and are set aside in a separate liability account.  Credited on the account balance at a rate determined annually by the Board of Directors, interest on deferred fees continues to accrue until the director’s service terminates and payment of benefits commences.  Payment of accrued benefits, represented by the account balance, can be made in a lump sum or in installments, at each participating director’s election. After retirement, benefit payments are taxable income to the participating director and are deductible expenses to the Bank as they are paid.  The deferred compensation arrangement with non-employee directors is an unfunded plan, which means that a participating director has no rights beyond those of a general creditor of the Bank, and no specific Bank assets are set aside for payment of account balances.  A director whose service terminates for cause forfeits all accrued interest and is entitled solely to the fees previously deferred.
The Bank has a universal life insurance policy insuring the life of each participating director. The Bank is the owner of each policy. Each non-employee director who has entered into a deferred compensation agreement has also entered into a related Split Dollar Agreement and Endorsement. Under the latter Split Dollar Agreement and Endorsement, the Bank and each participating director agree to a division of death benefits under the life insurance policies. A Split Dollar Agreement and Endorsement provides that a director’s designated beneficiary(ies) is entitled at the director’s death to receive life insurance proceeds:

(a)	In an amount equal to the balance of the Deferral Account maintained by the Bank for the Insured under the Deferred Fee Agreement as of the date of the Insured’s death.

(b)
However, the amount paid to the Insured, the Insured’s transferee and the Insured’s beneficiary(ies) or estate shall be reduced by any amounts paid under the Deferred Fee Agreement and the Insured, the Insured’s transferee and the Insured’s beneficiary(ies) or estate shall have no rights or interest in the Policy beyond the amount due and payable.

In either case, the Bank’s obligations under a deferred compensation agreement are extinguished by the director’s death. The Bank is entitled to any insurance policy death benefits remaining after payment to the director’s beneficiary (ies). The Bank expects to recover in full from its portion of the policies’ death benefits all life insurance premiums previously paid by the Bank. The policies serve informally as a source of financing for the Bank’s deferred compensation obligations arising out of a director’s death before retirement, as well as an investment to finance post-retirement payment obligations. Although the Bank expects the policies to serve as a source of funds for death benefits payable under the deferred compensation agreements, as noted above the directors’ contractual entitlements are not funded. These contractual entitlements remain contractual liabilities of the Bank, payable after the directors’ termination of service.

The information on Non-employee Directors’ compensation in the table below is for the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($) (2)	Total ($)
Daniel N. Cunningham	$40,625	$14,861	$55,486
Edwin S. Darden, Jr. (1)	30,600	1,239	31,839
Steven D. McDonald	30,600	5,505	36,105
F.T. “Tommy” Elliott, IV	30,600	—	30,600
Louis McMurray (1)	30,600	8,382	38,982
William S. Smittcamp	30,600	2,334	32,934
Joseph B. Weirick	30,600	—	30,600

(1)	In 2015, 100% of fees earned were deferred under the Directors’ deferred compensation agreements as discussed above.

(2)	Represents the imputed dollar values for insurance coverage under the Split Dollar Agreement and Endorsement plan discussed above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no material transactions, except as disclosed below, since January 1, 2015, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any director, executive officer, five-percent shareholder or any member of the immediate family of any of the foregoing persons had, or will have, a direct or indirect material interest.
During the normal course of business, the Bank enters into loans with related parties, including executive officers and directors.  These loans are made with substantially the same terms, including rates, collateral and repayment terms, as those prevailing at the same time with unrelated parties, and do not involve more than the normal risk of collectability or represent other unfavorable features. See Note Loans to Related Parties in the Audited Consolidated Financial Statements in the Company’s Annual Report for detail on outstanding loans and commitments to related parties.
Policy and Procedures on Related Person Transactions
The Board of Directors of the Company has not adopted a related party transactions policy, but addresses such transactions pursuant to its written code of ethics. Under the code of ethics, Company personnel are expected to make immediate disclosure of situations that might create a conflict of interest, or the perception of a conflict of interest, which includes transactions involving entities with which such personnel are associated.  The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof).  Such transactions, after full disclosure of the material terms to the Board, must be approved by the members of the Board who are not parties to the specific transaction to determine that they are just and reasonable to the Company at the time of such approval, with those members of the Board (if any) who have an interest in the transaction abstaining. Such procedures are consistent with the terms of California corporate law.

CODE OF ETHICS AND CONDUCT

The successful business operation and reputation of Central Valley Community Bancorp is built upon the principles of fair dealing and ethical conduct of all our employees.  Shareholders and our employees look to and have the expectation that our chief executive officer, chief financial officer and all senior officers set the highest standards of conduct to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
Full, fair, accurate, timely, and understandable disclosure in reports and documents that are filed with, or submitted to, the Securities Exchange Commission, and in other public communications made by the Company;

•
Compliance by Central Valley Community Bancorp with all applicable laws and regulations and the conduct of the Company’s business by its directors, officers and employees in accordance with the letter, spirit, and intent of all relevant laws and that they will refrain from any illegal, dishonest, or unethical conduct;

•	The prompt internal reporting to the Chairman of the Board of Directors of any violations of the code; and

•	Accountability for adherence to the code.

Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as a scrupulous regard for the highest standards of conduct and personal integrity.  The continued success of Central Valley Community Bancorp is dependent upon our shareholders’ and customers’ trust and we are dedicated to preserving that trust.
A copy of the Code of Ethics and Conduct adopted by the Company may be requested by writing Cathy Ponte, Corporate Secretary, Central Valley Community Bancorp, 7100 N. Financial Drive, Suite 101, Fresno, California 93720 and may also be accessed electronically at the Company website at www.cvcb.com.

SHAREHOLDER COMMUNICATION

Shareholders may send recommendations for director nominees or other communications to the Board of Directors or any individual director at the following address.  All communications received are reported to the board or the individual directors:

Board of Directors (or Executive/Directors Resources and Nominating Committee, or name of individual director)
C/o Cathy Ponte
Corporate Secretary
Central Valley Community Bancorp
7100 N. Financial Drive, Suite 101
Fresno, California 93720

While the Board has not adopted a formal process regarding shareholder communications, all communications received are reported to the board or the individual directors, and the Board historically has not encountered inadequacies in handling such communications in this fashion.

DIRECTOR ATTENDANCE AT SHAREHOLDER MEETINGS

The Company does not have a policy which specifically addresses director attendance at shareholder meetings. However, eight directors were in attendance at the 2015 Annual Meeting of Shareholders on May 20, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the SEC).  Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 4 and 5 were required for those persons, the Company believes that for the 2015 fiscal year, the officers and directors of the Company complied with all applicable filing requirements.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The firm of Crowe Horwath LLP, which served the Company as independent registered public accounting firm for 2015, has been selected by the Audit Committee of the Board of Directors of the Company to be the Company’s independent registered public accounting firm for 2016. All Proxies will be voted “FOR” ratification of such selection unless authority to vote for the ratification of such selection is withheld or an abstention is noted. If the approval is not obtained, the Audit Committee will consider a change in accountants for the next year.
Representatives from the accounting firm of Crowe Horwath LLP will be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

The following presents the professional fees incurred for the years ended December 31, 2015 and 2014 for professional services rendered by the Company’s independent registered public accounting firm in connection with the audit of the Company’s consolidated financial statements and fees billed by the Company’s independent registered public accounting firm for other services rendered to the Company.

Fees	2015	2014
Audit Fees (1)	$276,000	$328,000
Audit-Related Fees (2)	32,000	41,000
Tax Fees (3)	40,000	40,000
All Other Fees (4)	24,000	29,075

(1)
Audit fees include professional services in connection with the audit of the Company’s consolidated financial statements, review of consolidated financial statements included in the Company’s quarterly reports and services normally provided in connection with statutory and regulatory filings or engagements as well as travel related costs.

(2)	Audit-related fees represent fees for professional services such as the audit of the Company’s salary deferral plan and technical accounting, consulting and research.

(3)
Tax service fees consist of compliance fees for the preparation of original and amended tax returns and tax payment-planning services.  Tax service fees also include fees relating to other tax advice, tax consulting and planning other than for tax compliance and preparation.

(4)	All other fees consisted primarily of consulting services for the Company’s strategic plan, merger and acquisitions, and other discussions.

The Audit/Compliance Committee has determined that the provision of services, in addition to audit services, rendered by Crowe Horwath LLP and the fees paid there for in fiscal years 2015 and 2014 were compatible with maintaining Crowe Horwath LLP’s independence.
The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF CROWE HORWATH LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. APPROVAL OF THE PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND VOTING AT THE ANNUAL MEETING.

SHAREHOLDER PROPOSALS

The 2017 Annual Meeting of Shareholders of the Company will be held on May 17, 2017.  December 8, 2016 is the date by which shareholder proposals intended to be presented at the 2017Annual Meeting must be received by management of the Company at its principal executive office for inclusion in the Company’s 2017 proxy statement and form of proxy relating to that Annual Meeting under SEC rules.  Submission of a proposal does not guarantee that it will be included.  Notice of any business item proposed to be brought before an Annual Meeting by a shareholder under the Company’s Bylaws must be received by the Company not less than ten days or more than 60 days before the Annual Meeting.  If the Company’s 2017 Annual Meeting of Shareholders is held on schedule, the Company must receive notice of any proposed business item no earlier than March 18, 2017, and no later than May 7, 2017.  If the Company does not receive timely notice, the Company’s Bylaws preclude consideration of the business item at the Annual Meeting.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the Annual Meeting.  If any other matter not mentioned in this proxy statement is brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto and in accordance with their judgment.

Dated: April 13, 2016 Fresno, California	For the Board of Directors /s/ Daniel J. Doyle Daniel J. Doyle Chairman of the Board

Central Valley Community Bancorp

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 18, 2016.

Vote by Internet

- Go to **www.investorvote.com/CVCY**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

01 - Daniel N. Cunningham	02 - Edwin S. Darden, Jr.	03 - Daniel J. Doyle
04 - F.T. "Tommy" Elliott, IV	05 - James M. Ford	06 - Steven D. McDonald
07 - Louis McMurray	08 - William S. Smittcamp	09 - Joseph B. Weirick

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09
☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. To approve the proposal to ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm for the Company's 2016 Fiscal year.	☐	☐	☐

3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date this proxy and sign your name as it appears on your common stock certificates. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

02AZ4A

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Central Valley Community Bancorp

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 18, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Common Stock acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders of Central Valley Community Bancorp, and the accompanying Proxy Statement dated April 13, 2016, and revoking any Proxy heretofore given, hereby constitutes and appoints James M. Ford and Steven D. McDonald, and each of them, with full power of substitution, as attorneys and Proxies to appear and vote all of the shares of Common Stock of Central Valley Community Bancorp, a California corporation, standing in the name of the undersigned which the undersigned could vote if personally present and acting at the Annual Meeting of Shareholders of Central Valley Community Bancorp, to be held at the offices of Central Valley Community Bancorp, 7100 N. Financial Drive, Suite 101, Fresno, California 93720 on Wednesday, May 18, 2016 at 5:00 p.m. or at any adjournments thereof, upon the items set forth in the Notice of Meeting and Proxy Statement and to vote according to their discretion on all other matters which may be properly presented for action at the meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

THIS PROXY IS SOLICITED BY, AND ON BEHALF OF, THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED PRE-PAID ENVELOPE.

YOU CAN VOTE THROUGH THE INTERNET OR BY TELEPHONE. INSTRUCTIONS REGARDING INTERNET AND TELEPHONE VOTING APPEAR ON THE FRONT OF THE PROXY CARD.

C Non-Voting Items

Change of Address — Please print your new address below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.